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                                                                    Exhibit 10.4

                                                               Execution Version


                           PLANT OPERATING AGREEMENT
                               Franklin, Virginia


     This Plant Operating Agreement ("Agreement") is made effective as of May 31, 2001 by and between HERCULES INCORPORATED, a corporation organized under the laws of the State of Delaware, with its principal offices at Hercules Plaza, 1313 N. Market Street, Wilmington, Delaware 19894 ("Operator") and GEO SPECIALTY CHEMICALS, INC., a corporation organized under the laws of Ohio, with its principal offices at 28601 Chagrin Boulevard, Suite 210, Cleveland, Ohio 44122 ("Buyer"). Hercules and Buyer are sometimes referred to herein as a "Party" and collectively as the "Parties" to this Agreement.

     WHEREAS, Operator and Buyer are parties to a Sale and Purchase Agreement dated as of March 27, 2001 (the "Sale Agreement") pursuant to which Operator as of the date hereof (the "Closing Date") sold to Buyer certain assets and rights, and Buyer assumed certain liabilities, primarily associated with Hercules' Peroxides strategic business unit and products (the "Peroxides Business") on the terms set forth in the Sale Agreement; and

     WHEREAS, Operator's employees are skilled and experienced in the operation and maintenance of the Peroxy Area Facility, as more fully described in the Lease Agreement between the parties dated as of the date hereof (the "Peroxy Area Facility"), located at Operator's Franklin, Virginia Facility (the "Franklin Facility"), and Buyer desires Operator to provide substantially all labor services in connection with the operation and maintenance thereof and certain other services described herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.   OPERATION OF PLANT - SCOPE OF WORK

     1.01 Operator hereby agrees to operate and maintain the Peroxy Area Facility on behalf of Buyer in accordance with the terms and conditions of this Agreement. The Peroxy Area Facility is located on land leased by Buyer comprising part of the Franklin Facility.

     1.02 The scope of work and services to be performed by Operator under this Agreement is described and more fully provided for in Exhibit A attached hereto and incorporated by reference. Exhibit B attached hereto and incorporated herein by reference lists the direct charges ("Direct Charges"), allocated charges ("Allocated Charges"), and fixed cost charges ("Fixed Charges") that will be paid by Buyer in accordance with the terms of this Agreement, and lists the charges allocated to the Peroxides Business prior to

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the Closing Date that will not be allocated to Buyer under this Agreement.
Attached hereto as Exhibit C, for illustrative purposes, is a summary of the charges comprising the fixed fee for the Fixed Charges set forth in Section 8.01, which is based on the forecast for such charges for 2001.

     1.03 All services supplied under this Agreement shall be performed under the direct supervision of Operator's personnel.

2.   TERM AND TERMINATION

     The term of this Agreement shall commence on the date first written above and shall continue for a period of three (3) years, and thereafter shall be automatically renewed for two additional one (1) year periods unless either party provides the other party with advance written notice at least six (6) months prior to the end of the then-current term of its election to not renew the Agreement.

3.   OBLIGATIONS OF BUYER

     In addition to the other obligations of Buyer contained in this Agreement, Buyer undertakes the following obligations:

     3.01 Buyer shall designate a representative ("Buyer's Representative") who shall be Buyer's employee. The Buyer's Representative shall act as the point of contact for Operator on matters concerning this Agreement. The Buyer's Representative shall primarily work at the Peroxy Area Facility. The Buyer's Representative shall leave standing instructions for the Peroxy Area Facility's shift supervisor for each shift during which the Buyer's Representative will not be present ("Buyer's Standing Instructions"). If Buyer desires to make any changes to such standing instructions for any particular shift, the Buyer's Representative shall communicate the changes to the applicable shift supervisor prior to the beginning of the shift. Buyer may designate an alternate Buyer's Representative or change the Buyer's Representative at any time upon advance written notice to Operator.

     3.02 Buyer shall prepare annually a sales and production forecast ("Production Forecast"), which shall forecast the products and corresponding production levels and budgetary requirements anticipated for the forthcoming calendar year. A Production Forecast shall be issued to Operator at least one hundred and twenty (120) days prior to the beginning of each calendar year. Buyer shall give Operator advance notice when any significant deviations from the Production Forecast are required to be implemented during any calendar year, which notice must be sufficient to permit Operator to make any operational adjustments required to meet such deviations.

     3.03 Buyer shall determine product formulations, operating procedures, product specifications and product quality analysis procedures which it shall provide to Operator in operating instructions ("Operating Instructions") issued from time to time. It is the intent of the parties that Buyer shall initially adopt the specifications and quality analysis

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and inspection procedures which were used in the Peroxy Area Facility as of the
Closing Date, to the extent consistent with the past practice of the Peroxides Business.

     3.04 All raw materials used by the Peroxy Area Facility, all goods-in-process at the Peroxy Area Facility, and all products manufactured at the Peroxy Area Facility shall be the property of Buyer. Buyer shall be fully responsible for, and shall assume all title to and liability and risk of loss arising out of the production, presence, use, storage or sale of such raw materials, goods-in-process or products. Operator may, upon Buyer's request, provide Buyer with technical advice and assistance; provided, however, that in no event will the rendering of such advice and assistance cause Operator to be liable to Buyer for any claims, damage or loss arising out of the production, presence, use or sale or such raw materials, goods-in-process or products, except as provided in
Section 12.

     3.05 Buyer shall provide Operator with instructions for the shipment of product ("Shipping Instructions"). The Shipping Instructions shall specify customers' names, specific destination, special customer requirements (such as packaging or labeling) and terms of shipment. In the event any Shipping Instruction is ambiguous or incomplete, Operator shall not ship against it until Operator has obtained all necessary information from a representative of Buyer, which Operator shall promptly seek to obtain.

     3.06 Operator shall operate the Peroxy Area Facility in compliance with, and Buyer shall comply with, Buyer's environmental and safety rules and site regulations as they currently exist or may be revised by Buyer from time to time ("Safety Rules"). It is the intent of the parties that Buyer shall initially adopt the environmental and safety rules and site regulations which were used in the Peroxy Area Facility as of the Closing Date.

4    OBLIGATIONS OF OPERATOR

     In addition to the other obligations of Operator contained in this Agreement, Operator undertakes the following obligations:

     4.01 Operator shall designate a supervisory employee (herein "Superintendent") to act as the primary point of contact for Buyer's Representative with respect to Operator's performance under this Agreement. Operator shall also designate an alternate to be contacted in the absence of the Superintendent.

     4.02 In performing the work provided in this Agreement, Operator shall operate, supervise and maintain the Plant as reasonably directed by Buyer in accordance with Buyer's Production Forecast, Operating Instructions and Shipping Instructions, subject to the provisions of Section 4.06. Operator shall follow and employ those operating procedures, quality analysis and inspection procedures and product specifications until Operator receives notice of changes thereto.

     4.03 Within sixty (60) days of receipt of Buyer's Production Forecast, Operator shall prepare and deliver to Buyer an operating budget ("Operating Budget") for the forthcoming year. The Operating Budget shall include forecasts of the Direct Charges,

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Allocated Charges and Fixed Charges detailed in Exhibit B hereto, consumption of raw materials and packaging materials, energy and utilities costs, capital spending and raw materials and finished products inventories, all subject to the approval of Buyer. The contents and format of such Operating Budget shall be developed by the Parties. The parties shall use reasonable best efforts to agree upon the final form of each Operating Budget; provided that if the parties are unable to reach agreement, then the Operating Budget for the prior calendar year shall apply and be followed until such time as the parties reach agreement on a new Operating Budget.

     4.04 Operator shall not make capital expenditures for the Peroxy Area Facility on behalf of Buyer without Buyer's prior written consent. In the event capital expenditure is desirable as a result of maintenance, expansion or other production requirements, Operator shall, upon request by Buyer, prepare appropriate papers for Buyer's consideration in evaluating such proposed expenditure.

     4.05 Operator shall record production and maintenance data as before the sale of the Peroxides Business unless otherwise instructed by Buyer, except that such production and maintenance data will not longer be recorded in SAP.

     4.06 Operator reserves the right to refuse to perform any obligations or service under this Agreement, or refuse to modify any process or procedure, if, in Operator's reasonable judgment, such performance would present an unacceptable risk to the Franklin Facility or personnel safety or would be reasonably likely to violate any Applicable Law (as defined in the Sale Agreement), including any Environmental Law (as defined in the Environmental Annex to the Sale Agreement) and any employee health or safety law or regulation, in which case Operator will notify Buyer immediately. Upon any such notice, Operator and Buyer shall cooperate in attempting to develop a method of completing the applicable objective in a mutually acceptable manner.

5    IMPROVEMENTS

     5.01  Direct Improvements. Buyer may, in its sole discretion, choose to
           -------------------
make capital expenditures for the maintenance, expansion or improvement of the Peroxy Area Facility ("Direct Improvements"), and Operator shall either make such Direct Improvements or arrange, or permit Buyer to arrange, for the completion of such Direct Improvements by a third party contractor. Buyer shall pay for such Direct Improvements, either by reimbursing Operator or paying the third party contractor directly, if applicable.

     5.02  Common Area Improvements and Maintenance. Operator shall (a) make all
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necessary capital expenditures for the maintenance of the common areas and facilities shared by Buyer and the Franklin Facility as a whole ("Common Area Maintenance"), and (b) make capital expenditures to expand or improve such common areas and facilities which are ordinary or routine in nature and consistent with the historic operation of the Franklin Facility (collectively "Common Area Improvements"). Buyer shall pay an annual fixed fee to Operator for all Common Area Maintenance, which Buyer shall pay in twelve (12) equal monthly installments in arrears. The annual fee for Common Area

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Maintenance shall initially be $75,000, and shall be adjusted annually in accordance with the method described in Section 8.03. Buyer shall pay an annual fixed fee to Operator for all Common Area Improvements, which Buyer shall pay in twelve (12) equal monthly installments in arrears. The annual fee for Common Area Improvements shall initially be $67,000, and shall be adjusted annually in accordance with the method described in Section 8.03.

     5.03  Special Improvements. For productivity and cost reduction
           --------------------
capital investment or other improvements not covered by Section 5.01 or 5.02, Operator may, from time to time, propose capital investment opportunities constituting an improvement, upgrade or enhancement ("Special Improvements") to the Facility, and thereafter shall make the capital investment. Operator will, by written notice to Buyer, clearly and in detail describe the Special Improvement, identify the source (base cost or variable cost efficiency) of the expected savings from the project, why the Special Improvements are desirable, the cost of the Special Improvements, how the Special Improvements will affect and benefit the operations of both the Parties, and the proposed allocation of the cost of the Special Improvements. Buyer may elect to opt-in to any Special Improvement on terms to be agreed to between the parties. Buyer shall not pay any portion of any Special Improvement except to the extent it opts-in to such Special Improvement and agrees to pay a portion of the cost. As a general principle, Buyer shall not receive the benefit of any Special Improvement to which it does not opt-in; provided that Buyer shall not be denied the right to use any facility, common area, service or utility that it is otherwise entitled to use pursuant to this Agreement or any other agreement with Operator or pursuant to Applicable Law.

     5.04  Capacity; Expansion Activities. Operator is not required to supply
           ------------------------------
services or work beyond the capacity level consistent with recent past practice of the Business, subject to the reasonable growth of the Peroxides Business as agreed to in the Operating Budgets, or as contemplated by the strategic plan relating to the Peroxides Business provided by Operator to Buyer prior to the Closing Date, with respect to both production increases and new products (subject to Buyer's payment of capital expenditures required to sustain the growth contemplated by such strategic plan).

6.   MAINTENANCE

     6.01  Obligations to Maintain. Except as otherwise specifically stated
           -----------------------
herein, Operator shall have the obligation to maintain in good working order and perform maintenance upon all facilities, lines and service systems which are jointly used by the Parties. The cost of maintenance to dedicated facilities or lines shall be borne solely by the Party owning or using the dedicated line or facility. Operator shall maintain in good working order and perform maintenance upon Franklin Facility and to the extent necessary so as not to adversely affect Buyer's occupation or use of the Peroxy Area Facility or the operation of the Peroxides Business.

     6.02  Failure to Maintain. In the event that Operator fails to complete in
           -------------------
a timely manner any maintenance required to be performed by it, Buyer shall have the right to

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perform the necessary maintenance or engage a third party contractor to complete the applicable services.

7.   SHUTDOWNS

     7.01  Buyer Shutdowns. If Buyer elects to undertake a shutdown of the
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Peroxy Area Facility, whether a partial or full shutdown, for any reason and for any period of time, other than routine shutdowns included in a Production Forecast (a "Buyer Shutdown"), Buyer shall provide Operator with as much advance notice of any such Buyer Shutdown as is practicable under the circumstances, provided that Buyer shall use best efforts to provide at least ninety (90) days advance notice to Operator. Buyer shall pay all direct costs incurred in connection with implementing the Buyer Shutdown, and will continue to pay, during the continuance of such Buyer Shutdown, all Direct Charges for a period of four (4) months after the effective date of such Buyer Shutdown and all Allocated Charges and Fixed Charges for a period of fifteen (15) months after the effective date of such Buyer Shutdown; provided that (a) Operator shall use best efforts, commencing as of the date Buyer provides notice to Operator of the Buyer Shutdown, to mitigate and reduce all such Direct Charges, Allocated
Charges and Fixed Charges during such periods, and (b) Buyer's payment of Fixed Charges during such fifteen (15) month period shall not in any month exceed eighty-five percent (85%) of the then-applicable monthly Fixed Charge fee. Buyer shall pay all expenses and bear all costs reasonably necessary to commence operations after a Buyer Shutdown, including but not limited to all hiring, severance, retraining and other applicable expenses mandated by (i) Operator's collective bargaining agreement which then applies to the employees at the Peroxy Area Facility or (ii) Operator's then-existing standard severance policy; provided that Operator shall use best efforts to mitigate and reduce all such expenses. Buyer and Operator shall cooperate in the coordination of all Buyer Shutdowns.

     7.02  Operator Shutdowns. Operator shall not be permitted to cease
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providing services during the term of this Agreement, pursuant to a full or partial shutdown of the Franklin Facility or otherwise, for any reason or for any period of time (exclusive of (a), (b) and (c) below, an "Operator Shutdown"), except for (a) short-term shutdowns undertaken with the written consent of Buyer or provided for in an Operating Forecast or Operating Budget, and carried out in accordance with such agreement, Operating Forecast or Operating Budget, as applicable; (b) short-term shutdowns, arising out of accidents or other unexpected events, for which Operator has obtained the consent of Buyer's Representative or other representative of Buyer designated in Buyer's Standing Instructions, which shall include contact information for Buyer's Representative and two additional representatives of Buyer to be contacted in the case of any such accident or event; or (c) the cessation of services or shutdown during the subsistence of a Force Majeure Event. During the pendency of any Operator Shutdown, Buyer shall not make any payments under this Agreement for any services not received, including for Direct Charges, Allocated Charges and Fixed Charges, and Operator shall be liable to Buyer for all direct losses suffered by Buyer.

8.   COMPENSATION OF OPERATOR; PAYMENT

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     8.01  Buyer shall make the following payments to Operator during the term of this Agreement: (a) for Direct Charges invoiced to Buyer in accordance with the applicable Operating Budget and Exhibit B, as the same may be modified by the parties from to time in a written document signed by each party; (b) for the Fixed Charges, in the amount of $360,000 per year, payable in twelve (12) equal monthly installments; (c) for the Allocated Charges, in the amount of $185,000 per year, payable in twelve (12) equal monthly installments; and (d) for Common Area Maintenance, Common Area Improvements and Special Improvements (in accordance with and to the extent provided by Section 5).

     8.02 Operator shall invoice to Buyer, and Buyer shall remit to Operator, on a monthly basis, in arrears, the amount to be reimbursed by Buyer to Operator pursuant to Section 8.01 above. Payment for the monthly amounts due which are so invoiced shall be due thirty (30) days from the date of invoice. Interest shall accrue on late payments from the due date at the rate of eight percent (8%) per annum.

     8.03  The fees payable by Buyer to Hercules pursuant to this Agreement for
(a) Fixed Charges, (b) Allocated Charges, (c) Common Area Maintenance, and (d) Common Area Improvements will be adjusted: (i) at the beginning of each year of this Agreement by the percentage of change from the preceding and current Fourth Quarter Producer Price Index for Chemicals and Allied Products; and (ii) in the event of a change in any Environmental Law (as defined in the Environmental Annex to the Sale Agreement) after the date of this Agreement which requires capital expenditures that would benefit the Peroxy Area Facility, in an amount equal to an allocation to Buyer in accordance with Exhibit A.

     8.04 Operator's computations of Direct Charges and/or applicable Special Improvements and the books and records of Operator underlying such computations may be reviewed, on an annual basis during normal business hours and upon reasonable notice, by Buyer's auditors, at Buyer's cost and to the extent necessary to verify Operator's computation of such charges; provided that such auditors shall be permitted to share the information gleaned from such books and records only to the extent required for such auditors to perform their functions in accordance with GAAP and Applicable Law, including without limitation all applicable rules and regulations of the Securities and Exchange Commission.

9.   PLANT PERSONNEL AND COLLECTIVE BARGAINING AGREEMENTS

     9.01 Personnel provided by Operator to perform services under this Agreement shall at all times remain employees of Operator. Operator shall have the right to determine the job qualifications and the identity of employees who perform services under this Agreement; provided that Operator shall to the extent permitted under its collective bargaining agreement generally maintain as employees at the Peroxy Area Facility the employees located at such facility prior to the Closing Date. Operator, exercising commercially reasonable discretion, reserves the exclusive right to determine the selection, salaries, wages, benefits, promotion, discipline, discharge and supervision

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of Operator's employees employed at the Peroxy Area Facility. The provision of employee services under this Agreement is subject to any collective bargaining agreement which may be now or in the future binding upon Operator. Operator, exercising commercially reasonable discretion, also reserves the exclusive right to negotiate, resolve grievances and otherwise deal with the employees and their collective bargaining representatives. It is the intent of the Parties hereto that Operator's discretion in dealing with its employees and any of their collective bargaining representatives shall be unimpaired by Buyer. Operator shall not be required to perform any obligation under this Agreement where such performance would be reasonably likely to directly result in a violation of Operator's collective bargaining agreement then in effect. In the course of negotiating any applicable collective bargaining agreement or any amendment of any collective bargaining agreement during the term of this Agreement or any renewal period, Operator shall have due regard to the provisions of this Agreement and the intent of the parties to operate the Peroxy Area Facility in the manner provided herein.

     9.02 Operator's employees employed at the Peroxy Area Facility shall be, in the good faith judgment of Operator, qualified and competent to perform the tasks for which they were engaged. Operator shall use its best efforts to ensure that all services supplied by Operator shall be provided in accordance with good engineering and/or industry practices used by persons knowledgeable about that particular service or industry.

     9.03 Throughout the term of this Agreement, Buyer shall report to Operator on a periodic basis the quality of services being provided by Operator's employees assigned to the Peroxy Area Facility. In the event that Buyer raises concerns or issues about the quality of labor, personnel problems or other labor issues, Operator shall take all actions reasonably available to it to resolve the concerns or issues so raised. If Buyer proposes in any Production Forecast to increase the number of employees employed at the Peroxy Area Facility, Operator shall cooperate with Buyer in hiring additional personnel or assigning additional personnel to the Peroxy Area Facility. Operator shall provide prompt notice to Buyer of any labor issues that would be reasonably expected to affect the Peroxides Business, including any increase in labor costs or discussions or agreements with any labor union or actions taken or proposed to be taken by any labor union.

10.  BOOKS AND RECORDS

     Each party shall keep and make available to the other Party and its representatives records and accounts of all transactions pertaining to the obligations hereunder and shall preserve them for a period of three (3) years following the end of the fiscal year to which they pertain except for such records as may have a longer retention period under applicable statute, regulation or other authority. The Parties may review these books and records upon reasonable notice during normal business hours.

11.  COMPLIANCE WITH LAWS AND REGULATIONS

     Both parties hereto shall comply with all applicable federal, state and local laws, regulations, ordinances, rules and orders in the performance of their respective rights and

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obligations under this Agreement. The Parties, in their respective capacities as owner and operator of the Peroxy Area Facility, shall maintain and file any records and notices, and obtain all licenses and permits, pertaining to the operation of the Peroxy Area Facility as may be lawfully required by any federal, state or local government agency or office. Each party shall cooperate with the other in such compliance efforts.

12.  INDEMNIFICATION

     12.01 Buyer shall defend, indemnify and save Operator, its officers, directors, employees, agents and servants (hereinafter for the purposes of this Section referred to as "Operator") harmless from and against all liabilities, losses, obligations, expenses, damage or penalties of any kind or nature (including without limitation, reasonable attorneys' and experts' fees and expenses) for any suit, claim, settlement, award, penalty, fine, judgment, judicial order or consent order (hereinafter collectively referred to as "Claims") (a) arising out of the production, presence, sale or use of any product manufactured or of any raw material used at or waste or by-products produced by the Peroxy Area Facility or arising out of the operation of the Peroxy Area Facility under this Agreement (including, without limitation, products liability claims); (b) because of personal injury (including death at any time resulting therefrom) or loss of or damage to property sustained by any person or persons (including third parties, and Operator's or Buyer's officers, directors, employees, agents or servants), to the extent arising out of, resulting from or in consequence of the performance of the services under this Agreement, (c) because of contamination of, adverse effects on, or damage to the environment, (including, but not limited to, (i) releases of contaminants into or onto the air, water or land; (ii) violations of or cost of compliance with any obligations imposed by any federal, state, or other environmental statute, law, regulation or other legal requirement or duty; (iii) penalties for such violations; (iv) natural resource damage), sustained or brought by any person or persons (including government agencies, third parties, or Operator's or Buyer's officers, directors, employees, agents or servants), to the extent arising out of, resulting from or in consequence of the performance of the services under this Agreement, or (d) arising out of any Claim which is asserted by any Operator employee for injury or alleged injury to the extent related to his or her employment with Operator related to the operation or maintenance of the Peroxy Area Facility, including Workers' Compensation claims. Operator agrees to use commercially reasonable efforts to defend questionable or inappropriate claims, and Buyer agrees that the cost of such defense shall be reimbursed to Operator. Operator shall mitigate any losses for which it may claim indemnification hereunder. Buyer shall reimburse Operator on a quarterly basis for actual costs properly paid by Operator for all Workers' Compensation benefits, voluntary compensation benefits, medical and hospital expenses and other related industrial injury expenses for those employees injured or alleging injuries incurred during the term of this Agreement to the extent arising out of, resulting from or in consequence of the performance of the services under this Agreement. Such quarterly reimbursements shall not be limited by the term of this Agreement.

     12.02 Operator shall not be entitled to indemnification hereunder to the extent that Claims arise out of (a) the acts or omissions of Operator at the Franklin Facility

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unrelated to its performance of services under this Agreement; (b) gross negligence or deliberate misconduct on the part of Operator; or (c) matters subject to indemnification claims by Buyer pursuant to Section 12.03. Operator may not recover amounts pursuant to Section 12.01 which have already been absorbed by Buyer, whether as Direct Charges, Allocated Charges or Fixed Charges or otherwise.

     12.03 Operator shall defend, indemnify and save Buyer, its officers, directors, employees, agents and servants (hereinafter for the purposes of this Section referred to as "Buyer") harmless from and against all Claims (a) arising out of any matter described in Section 12.02(a) or (b) above; (b) arising out of Operator's failure to comply with the provisions of any applicable collective bargaining agreement or Applicable Law (other than Claims which could be made by Buyer against Operator under the Environmental Annex (as defined in the Sale Agreement)); (c) arising out of actions by Operator in the performance of the services which are taken in disregard of specific lawful and commercially reasonable instructions given by Buyer's Representative to Operator's Superintendent; (d) arising out of a breach by Operator of any provision of this Agreement; or (e) any direct action taken or claim made against Buyer by any employee of Operator arising out of such employee's employment at the Peroxy Area Facility, other than actions or claims based primarily on the actions of Buyer's Representative (subject to Buyer's obligation to reimburse Operator for the expenses set forth in the penultimate sentence of Section 12.01). Buyer shall mitigate any losses for which it may claim indemnification hereunder.

     12.04 Buyer shall not be entitled to indemnification hereunder to the extent that Claims arise out of (a) the gross negligence or deliberate misconduct on the part of Buyer, or (b) matters subject to indemnification claims by Operator pursuant to Section 12.01.

     12.05 An indemnifying Party shall, upon request by the indemnified Party, permit the indemnified Party to participate in the defense or settlement of any Claim against the indemnified Party which is subject to the provisions of this Section.

13   INSURANCE

     13.01 Buyer shall, until the expiration or termination of this Agreement, procure and maintain insurance of the type and with the minimum limits hereinafter set forth:

            a) Worker's Compensation - Including coverage for Occupational
               ---------------------
               Disease

                                             Minimum Limits
                                             --------------
                  Worker's Compensation      Statutory Benefits
                  Employer's Liability       $100,000 each occurrence

            b) Comprehensive General Liability - Including coverage for
               -------------------------------
               Contractual Liability assumed by Buyer under Section 12 (Indemnity), Premises - Operations, Products - Completed Operations, Independent

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               Contractors and explosion, collapse and underground property damage hazards (otherwise known as "XCU").

                                        Minimum Limits
                                        --------------
                    Bodily Injury       $500,000 each occurrence
                                        $500,000 annual aggregate
                    Property Damage     $500,000 each occurrence
                                        $500,000 annual aggregate

The above policy(ies) shall include Operator as a named insured with respect to any claims arising out of, resulting from or in consequence of the performance of work under this Agreement.

            c) Comprehensive Automobile Liability - Including coverage for
               ----------------------------------
Owned, Hired andNon-owned Automobiles.
                                        Minimum Limits
                                        --------------
                    Bodily Injury       $500,000 each person
                                        $500,000 each accident

                    Property Damage     $500,000 each accident

            Umbrella Liability - Providing limits which, in addition to the
            ------------------
primary limits described in subparagraphs (b) and (c) above, shall total, for each such coverage respectively, a minimum of Two Million Dollars ($2,000,000) annual aggregate. This coverage may be subject to a retained limit of Ten Thousand Dollars ($10,000) per occurrence for those losses it covers which are not covered by the policies obtained in accordance with subparagraphs (b) and
(c) above. The above policy(ies) shall include Operator as a named insured with respect to any claims arising out of, resulting from or in consequence of the performance of work under this Agreement.

     13.02  Coverage. The coverages referred to above are set forth in full in
            --------
the respective policy forms, and the foregoing descriptions of such policies are not intended to be complete.

     13.03  Certificate of Insurance. Buyer shall furnish, before commencing any
            ------------------------
work under this Agreement, Certificates of Insurance indicating (1) types and amounts of insurance as required by the above; (2) insurance company or companies carrying said coverage; (3) effective and expiration dates of policies; (4) that Operator is a named insured under the Comprehensive General Liability and Umbrella Liability policies with respect to any claims arising out of, resulting from or in consequence of the performance of work under this Agreement; and (5) that thirty (30) days advance written notice will be given to Operator of any material change or cancellation. Throughout the course of work under this Agreement, Operator shall supplement such Certificate as needed and provide current Certificates of Insurance which certify that the insurance required by this Section is being renewed seasonably and maintained in force.

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14   CONFIDENTIALITY

     14.01 For purposes hereof, "Confidential Information" means any and all information of either Party that might reasonably be considered confidential, secret, sensitive, proprietary or private. To the extent practical, Confidential Information shall be marked "proprietary" or "confidential". Confidential Information shall include the following:

          (1) data, know-how, formulae, processes, designs, sketches, photographs, plans, drawings, specifications, samples, reports, lists, financial information, studies, findings, inventions and ideas, or proprietary information relating to either party or the methods or techniques used by either party;

          (2) data, documents or proprietary information employed in connection with the marketing and implementation of each party's products, including cost information, business policies and procedures, revenues and markets, distributor and customer lists, and similar items of information;

          (3) any other data or information obtained by either party during the term of this Agreement which is not generally known to and not readily ascertainable by proper means by third persons who could obtain economic value from its use or disclosure;

     14.02 Operator shall treat as confidential all Confidential Information of Buyer that comes to Operator's knowledge through this Agreement. Operator shall take such steps to prevent disclosure of such Confidential Information to any third person as it would take in protecting its own proprietary or confidential information and shall not use any portion of such Confidential Information for any purpose not authorized herein.

     14.03 Operator shall not be under any obligations with respect to any Confidential Information:

            (1) which is, at the time of disclosure, available to the general public;
            (2) which becomes at a later date available to the general public through no fault on its part and then only after said later date;
            (3) which it can demonstrate was in its possession before receipt from Buyer (except by virtue of Operator's ownership of the Peroxides Business prior to the Closing Date);
            (4) which is disclosed to it without restriction on disclosure by a third party who has the lawful right to disclose such information; or
            (5) after the date that is three (3) years after the date of termination of this Agreement for any reason.

     14.04 SUBJECT TO SECTION 14.03, THE CONFIDENTIALITY AND NON-DISCLOSURE OBLIGATIONS OF THIS ARTICLE SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT.

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

15   FORCE MAJEURE

     15.01  Force Majeure Event. Neither Party shall be liable for any loss or
            -------------------
damage for delay or non-performance of any obligations under this Agreement to the extent such delay or non-performance is caused by (a) the operation of any applicable law, rule, ordinance or regulation of any governmental entity or regulatory agency, (b) any requirement or intervention of civil, naval or military authorities or other agencies of the government, or (c) any other causes whatsoever not reasonably within the control of such Party, including, but not limited to, acts of God, war, riot, insurrection, civil violence or disobedience, blockages, embargoes, sabotage, epidemics, fire, strikes, lock-outs or other industrial or labor disturbances, lightening, hurricanes, floods, explosions and delay of carriers (for purposes of this Agreement, a "Force Majeure Event").

     15.02  Notice of Force Majeure Event and Obligation to Recommence Service.
            ------------------------------------------------------------------
In the event of either Party being rendered unable by a Force Majeure Event to carry out its obligations under this Agreement such Party shall give notice to the other Party with full particulars including the expected duration of such Force Majeure Event, promptly after (but no later than seventy-two (72) hours after) becoming aware of the occurrence of the cause relied on, and upon the giving of such notice the obligations of the Party giving such notice, so far as they are affected by such Force Majeure Event shall be suspended during the continuance of any inability so caused. The party giving notice shall exert best efforts to overcome such Force Majeure Event and to resume performance under this Agreement; provided, however, that the settlement of strikes, lock-outs and other industrial or labor disturbances shall be entirely within the reasonable discretion of Operator, and Operator shall not be required to settle any strike, lock-out or other industrial labor dispute by acceding to any opposing third party's demands which Operator reasonably determines to not be in the business interests of Operator. Upon the cessation of the cause or causes for any such failure or delay, performance hereof shall be resumed, but such delay shall not, except by mutual agreement, operate to extend the term of this Agreement.

     15.03 In the event of a Force Majeure Event, Buyer shall continue to pay all Direct Charges, Allocated Charges and Fixed Charges; provided that Operator shall use reasonable efforts to mitigate and reduce all such Direct Charges, Allocated Charges and Fixed Charges. If any Force Majeure Event prevents Operator from performing any of its obligations under this Agreement, Buyer may to the extent practicable obtain replacement services from a third party during the subsistence of Force Majeure Event and cease making payments to Operator for the applicable Direct Charges, Allocated Charges and Fixed Charges, and Operator shall provide all such assistance as is reasonably required by Buyer to obtain and utilize such third party services.

     15.04  Allocation in Event of Shortage. In the event of a Force Majeure
            -------------------------------
Event in which there are shortages of particular services such that all requirements of the Peroxides Business and other operating businesses at the Franklin Facility cannot be met, the Parties will allocate the affected service(s) or resources as follows:

     (a) first, so as to avoid danger or injury to human health or safety or the environment to the maximum extent possible under the circumstances, then any excess of the services or resources thereover,
     (b) so as to avoid damage to tangible property, real or personal of both Parties to the maximum extent possible under the circumstances, then any excess of the services or resources thereover,
     (c) in proportion to the then-current average annual anticipated usage among the Parties and other third persons also carrying on business at the Franklin Facility for the services or resources affected, then any excess thereover,
     (d)  as mutually agreed.

16.  [intentionally omitted]

17.  [intentionally omitted]

18.  DISPOSITION OF PERSONNEL UPON TERMINATION

     On expiration or earlier termination of this Agreement, Buyer may offer employment to such Operator personnel as have been providing labor to the Peroxy Area Facility pursuant to this Agreement. In the event, however, that such personnel are not offered employment with Buyer and become redundant to Operator, Buyer agrees to reimburse Operator for all severance and other applicable expenses mandated by (a) Operator's collective bargaining agreement which then applies to the employees at the Peroxy Area Facility or (b) Operator's then-existing standard severance policy.

19.  NOTICES

     All notices given by either Party shall be in writing and shall be delivered by courier, hand, mail (postage prepaid) or by facsimile promptly confirmed by letter to the addresses set forth below, or to such other addresses as either party shall have designated by notice:

If to Buyer:                              If to Operator:
-----------                               --------------
GEO Specialty Chemicals, Inc.             Hercules Incorporated
28601 Chagrin Boulevard, Suite 210        1313 N. Market Street
Cleveland, Ohio 44122                     Wilmington, DE 19894
Telecopier: (216) 765-1307                Telecopier: (302) 594-7252
Attention: George P. Ahearn, President    Attention: General Counsel


And with a copy to:                       And with a copy to:
Thompson Hine  LLP                        Hercules Incorporated
3900 Key Center                           27123 Shady Brook Trail
127 Public Square                         Courtland, VA 23837
Cleveland, Ohio 44114                     Telecopier: (757) 562-5660
Attention: Stuart Welburn                 Attention: Plant Manager

20.  INDEPENDENT CONTRACTOR

     Operator is and shall remain at all times an independent contractor in the performance of this Agreement. Neither Operator nor anyone employed by Operator shall be deemed a partner, joint venturer, agent, representative, employee or servant of Buyer by virtue of this Agreement. All persons employed by Operator to perform the work hereunder shall be and remain employees solely of Operator and subject to the supervision of Operator's supervisory personnel. Operator shall pay all wages, salaries and benefits and all social security, employment and similar taxes and contributions applicable to wages and salaries of all persons employed by Operator.

21.  LIMITED WARRANTY & DISPUTE RESOLUTION

     21.01  In General. The services and work to be performed under this
            ----------
Agreement shall be subject to the provisions of the exhibits hereto, the Operating Instructions, the Shipping Instructions and the Safety Rules.

     21.02  Quality of Service. Buyer is generally entitled to a quality of
            ------------------
service equal to that which was being enjoyed by the Peroxides Business prior to the date of this Agreement. In the event of documented service quality deterioration, Operator will use best efforts to resolve the issue.

     21.03 In the event of any dispute between the Parties under this Agreement, the Parties shall in good faith attempt to resolve such dispute between themselves and, should the parties fail to so resolve such dispute within seven (7) days, shall follow the procedure set forth in Article 13 (Resolution of Disputes) of the Sale Agreement.

     21.04 In no event under this Agreement or in connection with the activities contemplated by this Agreement shall either party be liable to the other party for any special, incidental or consequential damages.

22.  MISCELLANEOUS

     22.01 This Agreement (which incorporates certain provisions of the Sale Agreement) constitutes the entire understanding, and is intended as a final expression of the agreement between the Parties with respect to the subject matter hereof. This Agreement may not be changed, altered, modified or amended except in writing signed by the Parties.

     22.02 The terms and conditions of this Agreement will inure to the benefit of, and be binding upon the respective successors and assigns of the Parties hereto. Except as provided below, this Agreement may not be assigned, in whole, in material part or otherwise by either Party without the prior written consent of the other Party.

            (1) Notwithstanding the foregoing, each Party to this Agreement will be entitled to assign all or any part of its rights and obligations under this Agreement to one or more of its Affiliates which, in the reasonable opinion of the relevant assignor, is capable of discharging the liabilities or obligations so assigned, and any or all rights and interests under this Agreement to: (i) any purchaser or acquirer of the Party or to any purchaser or acquirer of a Party's assets or business to which this Agreement relates, and to any successors or assigns thereof, (ii) as a matter of applicable law, the surviving entity in any merger, consolidation, equity exchange or reorganization involving the Party or any of its successors or assigns, and (iii) any lender, lenders or agent therefore as collateral security.

            (2) Nothing in this Agreement, express or implied, is intended to confer any rights or remedies hereunder on any Person other than Buyer or Operator and their respective Affiliates or any of their respective successors and permitted assigns.

     22.03 Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without affecting, impairing or invalidating the remaining provisions hereof or the enforceability hereof. To the extent legally permissible, the Parties shall negotiate in good faith such amendment of this Agreement as may be necessary to fairly and equitably achieve in a legally permissible manner the substance of the provision which was so prohibited or unenforceable.

     22.04 This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

     22.05 The captions in this Agreement are for convenience and reference only and shall not limit in any way or otherwise affect any of the terms or provisions hereof.

     22.06 The failure of either Party to demand strict performance of the terms hereof, or to exercise any right conferred herein shall not be construed as a waiver or relinquishment of its right to assert or rely on any such term or right in the future. Waiver by either party of any term, provision or condition of this Agreement shall not be construed to be a waiver of any other term, provision or condition nor shall such waiver be deemed to be a waiver of a subsequent breach of the same term, provision or condition. Failure of delay by either Party to require performance of any provision of this Agreement will not affect or impair such Party's right to require full performance with such provision at any time thereafter.

     22.07 This Agreement shall be construed under and governed by the laws of Virginia, and the venue of all actions hereunder shall be in the State of Virginia.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

GEO SPECIALTY CHEMICALS, INC.                HERCULES INCORPORATED



By:  __________________________              By:  _____________________________
Name Printed: George P. Ahearn               Name Printed: Dominick W. DiDonna
Title: President & Chief Executive Officer   Title: Executive Vice President